CytRx Reports 2009 Fourth Quarter Financial Results

 –Plans to Commence up to Five Phase 2 Oncology Clinical Trials in 2010 –

LOS ANGELES (March 15, 2010) CytRx Corporation (NASDAQ: CYTR), a biopharmaceutical company specializing in oncology, today reported financial results for the twelve months ended December 31, 2009, and affirmed its 2010 milestones of commencing up to five Phase 2 clinical trials with its oncology drug candidates.

“Our ability to achieve our many milestones last year advanced CytRx into a full-fledged oncology company,” said Steven A. Kriegsman, CytRx President and CEO.  “This year we have set a very aggressive clinical and regulatory agenda that reflects our clear focus on rapidly commercializing our oncology drug portfolio.  We plan to initiate three Phase 2 proof-of-concept clinical trials with INNO-206 and two additional Phase 2 proof-of-concept clinical trials with bafetinib, while continuing to execute our development plans for tamibarotene as a treatment for acute promyelocytic leukemia (APL).

“Given the potential of our diverse oncology portfolio and strength of our corporate infrastructure, we are highly optimistic about reaching our near-term prospects as well as our longer-term goal of building CytRx into a major oncology company,” he added.  “Our drug candidates, which offer advantages over currently marketed drugs, are based on known mechanisms of action, which can minimize development risk.  Our clinical strategy calls for trials to be conducted in patients with advanced-stage cancers, allowing for more rapid assessment of efficacy data, and we expect substantial progress toward proof-of-concept in multiple clinical trials by late this year and next year as well.  Additionally, our oncology portfolio could address multiple cancers, several of which have blockbuster potential with revenue opportunities exceeding $2 billion.  We have a highly experienced team with extensive expertise to advance this agenda and believe that our current cash resources, including our holdings in RXi Pharmaceuticals, Inc. (Nasdaq:RXII) will be sufficient to fund our operations for the foreseeable future.”

CytRx’s expected 2010 clinical milestones include:

Product			Planned Trial
Candidate	Technology	Indication	Initiation
INNO-2006	Doxorubicin prodrug	Pancreatic cancer	Phase 2 in 1H10
		Gastric (stomach) cancer	Phase 2 in 2H10
		Soft tissue sarcomas	Phase 2 in 2H10
Bafetinib (formerly INNO-406)	Tyrosine kinase inhibitor	High-risk B-cell chronic lymphocytic leukemia (B-CLL)	Phase 2 in 1H10
		Glioblastoma Multiforme	Phase 2 in 2H10

“We plan to take aggressive steps to further develop our promising molecular chaperone portfolio, including clinical-stage arimoclomol and iroxanadine, which target diabetic complications and neurodegenerative diseases and disorders.  We are considering partnership opportunities, as well as a spinout similar to our successful transaction with RXi,” said Mr. Kriegsman.

Review of Financial Results
CytRx reported a net loss attributable to CytRx common stockholders for the twelve months ended December 31, 2009 of $4.8 million, or $0.05 per share, based on 100.0 million weighted average shares outstanding.  This compares with a net loss attributable to CytRx common stockholders for the twelve months ended December 31, 2008 of $27.8 million, or $0.30 per share, based on 91.4 million weighted average shares outstanding.  The increase in weighted average shares outstanding for 2009 was primarily due to the completion of a registered direct offering totaling $18.3 million, net of fees and expenses, in July 2009.  The net loss for fiscal 2008 included charges of approximately $8.0 million related to in-process research and development resulting from the Company's acquisition of Innovive Pharmaceuticals, Inc. in September 2008.

Revenue for 2009 was $9.5 million, compared with revenue of $6.3 million for 2008, with revenue for both years consisting primarily of service revenue recognized from CytRx's 2006 $24.3 million royalty transaction with the ALS Charitable Remainder Trust or ALSCRT.  Pursuant to an amendment signed between CytRx and the beneficiary of the ALSCRT in August 2009, the Company recognized the remaining revenue from this transaction as service revenue in the third quarter of 2009.

Research and development (R&D) expenses were $7.5 million for the twelve months ended December 2009, compared with $10.5 million for the twelve months ended December 2008.  In 2009 the Company substantially completed the initial phase of its new-drug discovery research in its laboratory facility in San Diego, which accounted for the significant decrease in R&D expenses in 2009 compared with 2008.  R&D expenses in 2009 related primarily to the Company’s various research and development programs and included development costs of $0.8 million for the INNO-206 program, $0.3 million for the bafetinib program, $0.8 million for the tamibarotene program and $0.4 million for activities related to arimoclomol.  In 2009 the Company also recognized an impairment loss of $1.2 million, included in research and development expense, resulting from the write-down of laboratory equipment which is classified as assets held for for sale as of December 31, 2009. R&D expenses incurred during 2008 were related primarily to the Company's various research and development programs and included two months of RXi-related expenses.

General and administrative (G&A) expenses were $9.1 million for 2009, compared with $10.9 million for 2008.  G&A expenses for 2009 decreased compared to 2008, due in part to $1.3 million in G&A expenses for two months of RXi-related expenses that were included for 2008.  There were no RXi-related expenses included for 2009.  G&A expenses in 2009 also decreased from 2008 due to a $0.6 million decrease in legal and accounting/auditing, with higher expenses in 2008 related to the spin-off of RXi, and the acquisition of Innovive in September of that year.  G&A expenses included employee stock option expense of $1.6 million for both 2009 and 2008.

Cash and cash equivalents and marketable securities totaled $32.6 million as of December 31, 2009, including proceeds of $18.3 million, net of fees and expenses, from a registered direct offering completed in July 2009, and proceeds of $1.2 million, net of fees, from the sale of 500,000 shares of common stock of RXi n September 2009.  CytRx's ownership stake in RXi as of December 31, 2009 had a market value of approximately $26.4 million.

About CytRx’s Oncology Portfolio

INNO-206
INNO-206 is a prodrug of the commonly prescribed chemotherapeutic doxorubicin and was designed to reduce adverse events by controlling release and preferentially targeting the tumor. In a Phase 1 study, doses were administered at up to six times the standard dosing of doxorubicin without an increase in observed side effects over those historically seen with doxorubicin.  Objective clinical responses were seen in patients with sarcoma, breast and lung cancers. The Company also has announced that INNO-206 demonstrated statistically significant results in animal models of breast cancer, small cell lung cancer, pancreatic cancer and ovarian cancer. The Company has announced plans in 2010 to initiate Phase 2 proof-of-concept clinical trials with INNO-206 in patients with pancreatic cancer, gastric cancer and soft tissue sarcomas.

Bafetinib
Bafetinib (formally known as INNO-406) is a potent, orally available, rationally designed, dual Bcr-Abl and Lyn-kinase inhibitor that is currently being planned as a third-line treatment for patients with chronic myeloid leukemia (CML) or certain forms of acute myeloid leukemia (AML) that are refractory or intolerant of other approved treatments. In November 2008 CytRx announced that bafetinib demonstrated clinical responses in patients with CML in an international Phase 1 dose-ranging clinical trial conducted in patients with CML and other leukemias that have a certain mutation called the Philadelphia Chromosome (Ph+) and are intolerant of or resistant to Gleevec and, in some cases, second-line tyrosine kinase inhibitors such as dasatiniband nilotinib. Bafetinib has been granted Orphan Drug Status for the treatment of Philadelphia chromosome-positive (Ph+) CML by the FDA. The Company has introduced plans in 2010 to initiate two Phase 2 proof-of-concept clinical trials to evaluate the efficacy and safety of bafetinib in patients with high-risk B-cell chronic lymphocytic leukemia (B-CLL) and as a treatment for glioblastoma multiforme, a common and aggressive type of primary brain tumor.

Tamibarotene
CytRx holds the North American and European rights to tamibarotene as a treatment for acute promyelocytic leukemia (APL). Tamibarotene is an orally available, rationally designed, synthetic retinoid compound designed to potentially avoid toxic side effects by binding to its molecular target more selectively than all trans-retinoic acid (ATRA), the current first-line treatment for APL. Tamibarotene is being evaluated for efficacy and safety in a Phase 2 trial as a third-line treatment for APL, and in a Phase 1/2 dose escalation trial in combination with arsenic trioxide in relapsed APL to determine maximum dose and dose-limiting toxicity.  The FDA has granted Orphan Drug Designation for APL and Fast Track Designation for the treatment of adult patients with relapsed or refractory APL following treatment with all-trans retinoic acid (ATRA) and arsenic trioxide. In addition, tamibarotene has been granted orphan medicinal product status by the European Medicines Agency for the treatment of APL. The estimated annual market potential in the U.S. and Europe for tamibarotene in as a treatment for refractory, maintenance and front-line therapy in APL is up to $150 million.

About Molecular Chaperone Technology
CytRx currently has two orally administered, clinical-stage molecular chaperone drug candidates and recently discovered a series of additional compounds that may provide a pipeline for additional drug candidates. The Company's drug candidates are believed to function by regulating a normal cellular protein repair pathway through the activation or inhibition of "molecular chaperones." Because damaged proteins are thought to play a role in many diseases, activation of molecular chaperones that help to reduce the accumulation of misfolded proteins may have therapeutic efficacy in a broad range of disease states. Similarly, CytRx believes that the inhibition of molecular chaperones that normally help protect cancer cells from toxic misfolded proteins may result in the selective destruction of cancer cells.

About CytRx Corporation
CytRx Corporation is a biopharmaceutical research and development company engaged in the development of high-value human therapeutics. The CytRx oncology pipeline includes three programs in clinical development for cancer indications, including INNO-206, bafetinib and tamibarotene. CytRx recently announced plans to initiate Phase 2 clinical trials with its oncology candidate INNO-206 as a treatment for pancreatic cancer, gastric cancer and soft tissue sarcomas. The Company also has announced plans to initiate two Phase 2 clinical trials with bafetinib as a treatment for high-risk B-cell chronic lymphocytic leukemia (B-CLL) and glioblastoma multiforme, a common and aggressive type of primary brain tumor. In addition, CytRx is developing two drug candidates based on its industry-leading molecular chaperone technology, which aims to repair or degrade misfolded proteins associated with disease. CytRx also maintains a 36% equity interest in publicly traded RXi Pharmaceuticals, Inc. (NASDAQ:RXII). For more information on the Company, visit http://www.cytrx.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks relating to the ability to obtain regulatory approval for clinical testing of INNO-206, bafetinib, tamibarotene, or the Company's molecular chaperone drug candidates, the scope of clinical testing that may be required by regulatory authorities and the timing and outcome of further clinical trials, the risk that any future human testing of INNO-206 for pancreatic cancer, gastric cancer or soft tissue sarcomas, bafetinib for B-CLL, tamibarotene for APL, arimoclomol for ALS or stroke, or iroxanadine, might not produce results similar to those seen in past human or animal testing, risks related to CytRx's ability to manufacture its drug candidates in a timely fashion, cost-effectively or in commercial quantities in compliance with stringent regulatory requirements, risks related to CytRx's ability to enter into partnerships or other transactions to advance the clinical development of its portfolio of drug candidates, the risk that CytRx will further amend the planned clinical trial protocol for arimoclomol for ALS, or elect not to proceed with clinical development, as a result of future business or market conditions, capital constraints or other factors, the risk that the revised protocol might extend the clinical development timeline for arimoclomol and delay any potential marketing approval for arimoclomol, risks related to the administration of arimoclomol at ascending doses, including the risk that arimoclomol may not prove safe at higher doses, risks related to CytRx's need for additional capital or strategic partnerships to fund its ongoing working capital needs and d evelopment efforts, including any future clinical development of INNO-206, bafetinib, tamibarotene, or the Company's molecular chaperone drug candidates, risks related to the future market value of CytRx's investment in RXi and the liquidity of that investment, and the risks and uncertainties described in the most recent annual and quarterly reports filed by CytRx with the Securities and Exchange Commission and current reports filed since the date of CytRx's most recent annual report. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For Additional Information:
Legend Securities, Inc.
Thomas Wagner
800-385-5790 x152
718-233-2600 x152
twagner@legendsecuritiesinc.com

[Financial tables to follow]

CYTRX CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$9,893,590	$25,041,772
Marketable securities	22,750,000	—
Receivable	139,680	127,280
Income taxes recoverable	519,158	215,623
Interest receivable	130,779	—
Assets held for sale	73,634	—
Prepaid expenses and other current assets	1,088,074	486,609
Total current assets	34,594,915	25,871,284
Equipment and furnishings, net	174,959	1,835,052
Molecular library, net	—	103,882
Goodwill	183,780	183,780
Other assets	323,235	330,032
Total assets	$35,276,889	$28,324,030
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,066,055	$668,422
Accrued expenses and other current liabilities	2,492,450	2,556,904
Warrant liability	3,370,701	—
Deferred revenue, current portion	—	1,817,600
Total current liabilities	6,929,206	5,042,926
Deferred revenue, non-current portion	—	7,582,797
Total liabilities	6,929,206	12,625,723
Commitment and contingencies
Stockholders’ equity:
Preferred Stock, $.01 par value, 5,000,000 shares authorized, including 15,000 shares of Series A Junior Participating Preferred Stock; no shares issued and outstanding	—	—
Common stock, $.001 par value, 175,000,000 shares authorized; 109,538,821 and 93,978,448 shares issued and outstanding at December 31, 2009 and 2008, respectively	109,539	93,978
Additional paid-in capital	227,441,591	210,007,468
Treasury stock, at cost (633,816 shares held, at December 31, 2009 and 2008, respectively)	(2,279,238)	(2,279,238)
Accumulated deficit	(196,924,209)	(192,123,901)
Total stockholders’ equity	28,347,683	15,698,307
Total liabilities and stockholders’ equity	$35,276,889	$28,324,030

CYTRX CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2009	2008	2007
Revenue:
Service revenue	$9,400,397	$6,166,150	$7,241,920
Licensing revenue	100,000	100,000	101,000
Grant revenue	—	—	116,118
	9,500,397	6,266,150	7,459,038
Expenses:
Research and development	7,541,998	10,465,591	18,823,802
General and administrative	9,127,845	10,932,522	14,822,142
In-process research and development	—	8,012,154	—
Depreciation and amortization	475,316	624,980	272,229
	17,145,159	30,035,247	33,918,173
Loss before other income	(7,644,762)	(23,769,097)	(26,459,135)
Other income:
Interest and dividend income	349,490	1,203,629	2,663,542
Other income, net	93,950	219,489	1,496,979
Gain on warrant derivative liability	656,905	—	—
Gain on sale of affiliate’s RXi Pharmaceutical shares	1,224,951	—	—
Equity in loss of affiliate – RXi Pharmaceuticals	—	(3,915,514)	—

Net loss before provision for income taxes	(5,319,466)	(26,261,493)	(22,298,614)
Provision for income taxes	519,158	(873,003)	(40,000)
Net loss	(4,800,308)	(27,134,496)	(22,338,614)
Deemed dividend for anti-dilution adjustments made to outstanding common stock warrants	—	(756,954)	—
Net loss	(4,800,308)	(27,891,450)	(22,338,614)
Add: Loss of noncontrolling interest	—	88,375	448,671
Net loss attributable to CytRx Corporation	$(4,800,308)	$(27,803,075	$(21,889,943)
Basic and diluted loss per share	$(0.05)	$(0.30)	$(0.26)
Basic and diluted weighted average shares outstanding	99,978,124	91,383,934	84,006,728